UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Diamondback Energy, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

25278X109

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 25278X109

(1)	Names of Reporting Person Guidon Operating LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 783,353
	(6)	Shared voting power 0
	(7)	Sole dispositive power 783,353
	(8)	Shared dispositive power 0

(9)	Aggregate amount beneficially owned by each reporting person 783,353
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 0.4%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 25278X109

(1)	Names of Reporting Person BCP GEMS Holdings LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 7,156,680
	(6)	Shared voting power 0
	(7)	Sole dispositive power 7,156,680
	(8)	Shared dispositive power 0

(9)	Aggregate amount beneficially owned by each reporting person 7,156,680
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 4.0%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 25278X109

(1)	Names of Reporting Person Guidon Energy L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 9,806,680
	(6)	Shared voting power 0
	(7)	Sole dispositive power 9,806,680
	(8)	Shared dispositive power 0

(9)	Aggregate amount beneficially owned by each reporting person 9,806,680
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 5.4%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 25278X109

(1)	Names of Reporting Person Guidon FinanceCo LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 783,353
	(6)	Shared voting power 0
	(7)	Sole dispositive power 783,353
	(8)	Shared dispositive power 0

(9)	Aggregate amount beneficially owned by each reporting person 783,353
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 0.4%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 25278X109

(1)	Names of Reporting Person Guidon Energy MidCo II LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 783,353
	(6)	Shared voting power 0
	(7)	Sole dispositive power 783,353
	(8)	Shared dispositive power 0

(9)	Aggregate amount beneficially owned by each reporting person 783,353
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 0.4%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 25278X109

(1)	Names of Reporting Person Guidon Energy MidCo LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 783,353
	(6)	Shared voting power 0
	(7)	Sole dispositive power 783,353
	(8)	Shared dispositive power 0

(9)	Aggregate amount beneficially owned by each reporting person 783,353
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 0.4%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 25278X109

(1)	Names of Reporting Person Guidon Energy Holdings LP
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 783,353
	(6)	Shared voting power 0
	(7)	Sole dispositive power 783,353
	(8)	Shared dispositive power 0

(9)	Aggregate amount beneficially owned by each reporting person 783,353
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 0.4%
(12)	Type of reporting person (see instructions) PN

CUSIP No. 25278X109

(1)	Names of Reporting Person Guidon Energy Holdings GP LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 783,353
	(6)	Shared voting power 0
	(7)	Sole dispositive power 783,353
	(8)	Shared dispositive power 0

(9)	Aggregate amount beneficially owned by each reporting person 783,353
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 0.4%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 25278X109

(1)	Names of Reporting Person BX Guidon Topco LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 0
	(6)	Shared voting power 9,806,680
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 9,806,680

(9)	Aggregate amount beneficially owned by each reporting person 9,806,680
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 5.4%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 25278X109

(1)	Names of Reporting Person Blackstone Management Associates VI L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 0
	(6)	Shared voting power 10,590,033
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 10,590,033

(9)	Aggregate amount beneficially owned by each reporting person 10,590,033
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 5.8%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 25278X109

(1)	Names of Reporting Person Blackstone Energy Management Associates II L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 0
	(6)	Shared voting power 10,590,033
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 10,590,033

(9)	Aggregate amount beneficially owned by each reporting person 10,590,033
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 5.8%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 25278X109

(1)	Names of Reporting Person BMA VI L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 0
	(6)	Shared voting power 10,590,033
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 10,590,033

(9)	Aggregate amount beneficially owned by each reporting person 10,590,033
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 5.8%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 25278X109

(1)	Names of Reporting Person Blackstone EMA II L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 0
	(6)	Shared voting power 10,590,033
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 10,590,033

(9)	Aggregate amount beneficially owned by each reporting person 10,590,033
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 5.8%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 25278X109

(1)	Names of Reporting Person Blackstone Holdings III L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Quebec, Canada

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 10,590,033
	(6)	Shared voting power 0
	(7)	Sole dispositive power 10,590,033
	(8)	Shared dispositive power 0

(9)	Aggregate amount beneficially owned by each reporting person 10,590,033
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 5.8%
(12)	Type of reporting person (see instructions) PN

CUSIP No. 25278X109

(1)	Names of Reporting Person Blackstone Holdings III GP L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 10,590,033
	(6)	Shared voting power 0
	(7)	Sole dispositive power 10,590,033
	(8)	Shared dispositive power 0

(9)	Aggregate amount beneficially owned by each reporting person 10,590,033
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 5.8%
(12)	Type of reporting person (see instructions) PN

CUSIP No. 25278X109

(1)	Names of Reporting Person Blackstone Holdings III GP Management L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 10,590,033
	(6)	Shared voting power 0
	(7)	Sole dispositive power 10,590,033
	(8)	Shared dispositive power 0

(9)	Aggregate amount beneficially owned by each reporting person 10,590,033
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 5.8%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 25278X109

(1)	Names of Reporting Person Blackstone Inc.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 10,590,033
	(6)	Shared voting power 0
	(7)	Sole dispositive power 10,590,033
	(8)	Shared dispositive power 0

(9)	Aggregate amount beneficially owned by each reporting person 10,590,033
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 5.8%
(12)	Type of reporting person (see instructions) CO

CUSIP No. 25278X109

(1)	Names of Reporting Person Blackstone Group Management L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 10,590,033
	(6)	Shared voting power 0
	(7)	Sole dispositive power 10,590,033
	(8)	Shared dispositive power 0

(9)	Aggregate amount beneficially owned by each reporting person 10,590,033
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 5.8%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 25278X109

(1)	Names of Reporting Person Stephen A. Schwarzman
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 10,590,033
	(6)	Shared voting power 0
	(7)	Sole dispositive power 10,590,033
	(8)	Shared dispositive power 0

(9)	Aggregate amount beneficially owned by each reporting person 10,590,033
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 5.8%
(12)	Type of reporting person (see instructions) IN

Item 1.	(a) Name of Issuer

Diamondback Energy, Inc. (the “Issuer”).

(b) Address of Issuer’s Principal Executive Offices:

500 West Texas Avenue, Suite 1200, Midland, TX 79701.

Item 2.	(a) Name of Person Filing

(b) Address of Principal Business Office

(c) Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	Guidon Operating LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ii)	BCP GEMS Holdings LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iii)	Guidon Energy L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iv)	Guidon FinanceCo LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(v)	Guidon Energy MidCo II LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi)	Guidon Energy MidCo LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	Guidon Energy Holdings LP

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	Guidon Energy Holdings GP LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix)	BX Guidon Topco LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	Blackstone Management Associates VI L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi)	Blackstone Energy Management Associates II L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii)	BMA VI L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii)	Blackstone EMA II L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiv)	Blackstone Holdings III L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

(xv)	Blackstone Holdings III GP L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvi)	Blackstone Holdings III GP Management L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvii)	Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xviii)	Blackstone Group Management L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xix)	Stephen A. Schwarzman

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: United States

Guidon Operating LLC, BCP GEMS Holdings LLC and Guidon Energy L.L.C. are together referred to herein as the “Blackstone Funds”.

Guidon Operating LLC maintains voting rights and veto rights over dispositions with respect to a portion of the securities reported herein. Guidon FinanceCo LLC is the managing member of Guidon Operating LLC. Guidon Energy MidCo II LLC is the managing member of Guidon FinanceCo LLC. Guidon Energy MidCo LLC is the managing member of Guidon Energy MidCo II LLC. Guidon Energy Holdings LP is the managing member of Guidon Energy MidCo LLC. Guidon Energy Holdings GP LLC is the general partner of Guidon Energy Holdings LP.

Guidon Energy L.L.C. is the sole member of BCP GEMS Holdings LLC. The sole member of Guidon Energy L.L.C. is BX Guidon Topco LLC.

The controlling membership interests of Guidon Energy Holdings GP LLC and BX Guidon Topco LLC are held by Blackstone Management Associates VI L.L.C. and Blackstone Energy Management Associates II L.L.C. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. Blackstone EMA II L.L.C. is the sole member of Blackstone Energy Management Associates II L.L.C. Blackstone Holdings III L.P. is the managing member of each of BMA VI L.L.C. and Blackstone EMA II L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. Blackstone Inc. (“Blackstone”) is the sole member of Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Common Stock (as defined below) beneficially owned by the Blackstone Funds or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone Funds to the extent they directly hold Issuer securities reported herein) is the beneficial owner of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Common Stock. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

(d) Title of Class of Securities:

Common Stock, par value $0.01 per share (“Common Stock”).

(e) CUSIP Number:

25278X109

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned are based on 181,174,549 shares of Common Stock outstanding as of October 29, 2021, as reported in the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2021. Each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page.

BCP GEMS Holdings LLC directly holds 7,156,680 shares of Common Stock, Guidon Energy L.L.C. directly holds 2,650,000 shares of Common Stock and Guidon Operating LLC maintains voting rights and veto rights over dispositions with respect to 783,353 shares held in escrow until released to its designee or the designee of the Issuer, as applicable, in each case in accordance with the terms of the Purchase and Sale Agreement, dated December 18, 2020.

(b)	Percent of class:

Each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c)	Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 8.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 9.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 10.	Ownership of More than Five Percent on Behalf of Another Person.

Each of the Reporting Persons hereby makes the following certification:

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the Statement is true, complete and correct.

Date: February 11, 2022

Guidon Operating LLC

By:	/s/ Gregory Perez
Name:	Gregory Perez
Title:	Vice President

BCP GEMS Holdings LLC
By: Guidon Energy L.L.C., its sole member
By: BX Guidon Topco LLC, its sole member

By:	/s Erik Belz
Name:	Erik Belz
Title:	Vice President and Secretary

Guidon Energy L.L.C.
By: BX Guidon Topco LLC, its sole member

By:	/s Erik Belz
Name:	Erik Belz
Title:	Vice President and Secretary

Guidon FinanceCo LLC

By:	/s/ Gregory Perez
Name:	Gregory Perez
Title:	Vice President

Guidon Energy MidCo II LLC

By:	/s/ Gregory Perez
Name:	Gregory Perez
Title:	Vice President

Guidon Energy MidCo LLC

By:	/s/ Gregory Perez
Name:	Gregory Perez
Title:	Vice President

Guidon Energy Holdings LP
By: Guidon Energy Holdings GP LLC

By:	/s/ Gregory Perez
Name:	Gregory Perez
Title:	Vice President

Guidon Energy Holdings GP LLC

By:	/s/ Gregory Perez
Name:	Gregory Perez
Title:	Vice President

BX Guidon Topco LLC

By:	/s Erik Belz
Name:	Erik Belz
Title:	Vice President and Secretary

Blackstone Management Associates VI L.L.C.
By: BMA VI L.L.C., its sole member

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

Blackstone Energy Management Associates II L.L.C.
By: Blackstone EMA II L.L.C., its sole member

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

BMA VI L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

Blackstone EMA II L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

Blackstone Holdings III L.P.
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

Blackstone Holdings III GP L.P.
By: Blackstone Holdings III GP Management L.L.C.,
its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

Blackstone Holdings III GP Management L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

Blackstone Inc.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

Blackstone Group Management L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

Stephen A. Schwarzman

/s/ Stephen A. Schwarzman

EXHIBIT LIST

Exhibit 1	Joint Filing Agreement, dated February 11, 2022, among the Reporting Persons (filed herewith).